EXHIBIT 99.2

(Secure Computing Corporation letterhead)

     2675 Long Lake Road
     Roseville, MN 55113
     U.S.A.
     Phone: (612) 628-2700
     Fax:   (612) 628-2701

     EEO/AA

( BW)(SECURE-COMPUTING)(SCUR) SECURE COMPUTING COMPLETES ACQUISITION OF BORDER NETWORK TECHNOLOGIES

         ST. PAUL, Minn.--(BUSINESS WIRE)--Aug. 29, 1996--Secure Computing Corporation (Nasdaq: SCUR) today announced that it has completed its acquisition of Border Network Technologies. Under the terms of the acquisition, Secure Computing issued 6.6 million shares, options and warrants for all outstanding shares, options and warrants of Border. The transaction is a tax-free reorganization and will be accounted for as a pooling of interests.

         Kermit Beseke, chairman and CEO of Secure Computing, stated, "With the completion of this acquisition and the acquisition of Enigma Logic announced yesterday, Secure Computing is the second largest public company in the computer network security market. We are on course to be the global leader in enabling, safe, secure and productive commerce over the Internet."

         Headquartered in St. Paul, Minn., Secure Computing markets a powerful suite of network security solutions, including its BorderWare(TM) Firewall Server and its award-winning Sidewinder(TM) Enterprise Security Server, which together comprise a family of Internet firewalls; WebTrack, a best-of-breed software solution for monitoring and filtering Internet access and content; SafeWord(TM), a family of network identification, authentication and accounting products; and information security consulting services. Secure Computing has more than 2,000 customers worldwide, ranging from small companies to Fortune 500 companies to government agencies.

         For more information, please visit the following Web sites: Secure Computing, www.sctc.com; Border Network Technologies, www.border.com; Webster Network Strategies, www.webster.com; Enigma Logic, www.safeword.com.

         --30--

         CONTACT:          FROM

                           Padilla Speer Beardsley Inc.
                           224 Franklin Avenue West
                           Minneapolis, Minnesota 55404
                           Marian Briggs/Bob Brin
                           (612)871-8877
                           E-mail: msb@mn.psbpr.com
                                   rmb@mn.psbpr.com

                           FOR:
                           Secure Computing Corporation
                           2675 Long Lake Road
                           Roseville, Minnesota 55113
                           Tim McGurran
                           (612)628-6262
                           E-mail: mcgurran@SCTC.com